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                                                                   EXHIBIT 10.59



This Maintenance Agreement is made this 7th day of September 1998.

BY AND BETWEEN:

1. IBM Ireland Information Services Limited whose registered office is at 2 Burlington Road, Dublin 4, Ireland ("IISL")

AND

2. Seer Technologies, Inc. whose principal office is at 8000 Regency Parkway, Cary, North Carolina 27511, USA ("Seer")

RECITALS:

A. On 6th April 1992 the parties entered into a Master Distribution and License Agreement ("MDLA"). Article 6.2.3, together with Attachment 5, thereof describes certain support and maintenance services. These services were supplied by IISL, on behalf of Seer, to third parties in EMEA.

B. On 14th February 1997, the parties amended the MDLA ("Amendment"). The Amendment provided that IISL supply certain support and maintenance services, on behalf of Seer, to third parties in EMEA, in the period from 1st January 1997 until 31st December 1999. In consideration of the supply of these services, Seer agreed to pay certain fees as defined in the Amendment.

C. Each party acknowledges that the MDLA and the Amendment are complex and out of date.

D. The parties have agreed to terminate the MDLA and the Amendment, and replace them with this Agreement, which sets out the terms and conditions under which IISL shall supply Level 2 support and maintenance services, and Seer, Level 3 support and maintenance services, as follows:

TERMS AGREED:

1.  Interpretation

References in this Agreement to:

1.1 "Maintenance Period" means the period from 1st October 1998 until 30th September 1999 inclusive;

1.2 "Services" means, individually and collectively, the support and maintenance services for HPS Software and Additional Software, as supplied by IISL, Affiliated IBM Company or Seer to, or for the benefit of, the Customer, as more particularly described in Clause 3 below;

1.3 "Customer" shall refer to those customers in EMEA where Seer has, at its sole option, decided that Services shall be supplied by IISL or Affiliated IBM Company, and to no other customer or third party;

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1.4 "Response Times" means the response times as more particularly described in the Appendix to this Agreement;

1.5 "HPS Software", "Additional Software", "Seer Related Company" and "Affiliated IBM Company" shall bear the same meaning as set out in the MDLA;

1.6 "Software" means, individually or collectively, HPS Software, Additional Software or any part thereof;

1.7 "MDLA" means the Master Distribution and License Agreement between IISL and Seer and dated 6th April 1992, together with Attachments 1 - 6 thereto, as modified by the Amendment;

1.8 "Amendment" means the amendment to the Master Distribution and License Agreement between IISL and Seer and dated 14th February 1997; and

1.9 "Agreement" means these terms and conditions, and the Appendix attached hereto.

1.10 "Effective Date" means the date on which the Agreement is deemed to be executed as defined in Clause 4.5 below.


2.  Termination of MDLA and Amendment

2.1 Save in respect of those terms and conditions which are intended to survive termination or expiry without renewal, the MDLA and Amendment shall terminate upon the Effective Date of this Agreement.


3.  Services

3.1 Level 1 support shall be supplied by the relevant Affiliated IBM Company ("Level 1 Provider"), such services being the subject of a separate agreement(s) between Seer (or a Seer Related Company) and the relevant Affiliated IBM Company for the Customer.

3.2 Throughout the Maintenance Period, IISL shall, in relation to the Software, use all reasonable endeavours to meet the Response Times, in the provision of the following Level 2 support to Customers:

    (a) Analyse, and determine the source of, the reported problem, and including but not limited to verifying that the location of the reported problem is in the Software or other product;

    (b) Verify the error impact on the Customer, and in particular whether the reported problem is a Severity Level 1 or 2 (as defined in the Appendix to this Agreement);

    (c) Search Seer Incident Tracking System for existing information;

    (d) Contact Seer (or Level 3 provider) if assistance is needed from Seer (or Level 3 provider) to investigate and resolve the reported problem;

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    (e) Ensure effective communication between the Level 1 Provider (as defined in Clause 3.1 above) and Seer (or Level 3 provider) until such time as the reported problem is closed by the Customer;

    (f) If the reported problem is an error or "bug", develop a workaround or escalate to Seer if a PTF is required; and

    (g) Copy snapshot of Seer Incident Tracking System data periodically.


3.3 Throughout the Maintenance Period, Seer shall, in relation to the Software, at no extra charge, use all reasonable endeavours to meet the Response Times in the provision of the following Level 3 support to IISL as follows:

    (a) supply support periodically in the form of a PTF or general maintenance updates;

    (b) supply Seer Incident Tracking System data snapshot periodically;
    and

    (c) Distribute PTF electronically (via Seer FTP site) if necessary, followed by shipment of tape/diskette in such format as Seer shall deem appropriate with any associated documentation or instructions.

3.4 Seer shall not be required to provide any Services in respect of errors or defects in the Software caused by or arising from:

    (a) modifications to the Software made by IISL, Affiliated IBM Company or the Customer without Seer's prior written approval;

    (b) accident, neglect, misuse, or improper programming by IISL, Affiliated IBM Company or the Customer;

    (c) failure or fluctuations in electrical power or hardware equipment; or

    (d) failure by IISL, Affiliated IBM Company or Customer in fulfilling their obligations to Seer.


4.  Charges

4.1 In consideration of the availability and supply of the Services as more particularly described in Clause 3.2 above, Seer shall pay to IISL the sum of eight hundred thousand United States Dollars (US$800,000) in four equal installments in accordance with the following payment schedule


       Amount (US$)            Invoice Date          Payment Date
        (See Note)
         200,000             15th October 1998    15th November 1998
         200,000             15th January 1999    15th February 1999
         200,000              15th April 1999       15th May 1999
         200,000              15th July 1999       15th August 1999

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Note:

Notwithstanding the use of United States Dollars in the above table, IISL shall invoice Seer in Irish punts using the exchange rate specified in the Wall Street Journal on the last working day immediately preceding the relevant invoice date. In the event that the exchange rate as published in the Wall Street Journal on the date specified above, deviates by more than 5% from the exchange rate applying on the Effective Date, either party may, upon written notice to the other, invoke the Periodic Review procedure specified in Clauses 5.3 - 5.5 below.

4.2 Save as otherwise expressly provided above or as otherwise agreed by the parties in writing, all payments shall be made within 30 days of receipt of invoice by wire transfer to the other's designated account.

4.3 All sums specified in this Agreement are exclusive of VAT, which may be added to any invoice due under this Agreement.

4.4 Seer shall pay to IISL the sum of eight hundred and twenty one thousand, three hundred and twenty Irish punts (I(Pounds)821,320) in respect of Services already supplied and where IISL has invoiced Seer prior to the date of this Agreement. This amount shall be paid in two (2) equal installments as follows:

           Amount (Irish (Pounds))                 Payment Date
                 410,660                       15th September 1998
                 410,660                        15th October 1998

4.5 This Agreement will be executed on the date (the "Effective Date") on which the second instalment, defined in Clause 4.4 above, reaches IISL's bank account.


5.  Additional Services & Changes:

5.1 Any additional services over and above the Services as more particularly described in Clause 3 above, or any extension of the Services beyond the Maintenance Period, shall be the subject of a separate agreement, and charges.

5.2 All changes, modifications or variations to the Services shall be in writing and signed by the parties. No change to the Services shall be undertaken in the absence of such written agreement.

Periodic Review:

5.3 Without prejudice to Clauses 5.1 and 5.2 above or any other part of this Agreement, on or around 31st March 1999, Seer and IISL shall meet to review generally the maintenance business for the Software in EMEA, together with the terms, conditions and charges of this Agreement.

5.4 The underlying purpose of such a review is for the parties to consider whether, in the light of the then prevailing economic circumstances, it is in the commercial interests of either party to continue with this Agreement without modification.

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5.5 In the event that one or other of the parties decides that a modification to the Agreement is required, the parties shall, in good faith, negotiate an amendment to this Agreement, with a view to ensuring that, at all times, this Agreement reflects a profit-making business for each party. During the course of these negotiations, and without prejudice to the termination provisions set forth in Clause 7 below, the parties shall continue to provide the Services.


6.  Warranty & Limitation of Liability

6.1 IISL and Seer shall exercise all reasonable care and skill in fulfilling the tasks assigned to them, in accordance with the best practices of the computing services industry.

6.2 Save as expressly provided above, all Services are supplied "AS IS" without warranty of any kind.

6.3 Neither party shall be liable to the other for any loss or damage howsoever arising in contract, tort or otherwise, irrespective of whether such loss or damage was reasonably foreseeable, and irrespective of whether such loss or damage is direct, indirect, special, consequential, incidental or punitive or is a loss of anticipated savings, or goodwill, or is a loss of contracts, or arises from the delivery (including non-delivery) of any Services, or arises from any delay.


7.  Termination

7.1 This Agreement shall remain in force during the Maintenance Period UNLESS terminated in accordance with this Clause 7.

7.2 Either party may terminate this Agreement at any time, with or without cause, upon 90 days prior written notice to the other.

7.3 Either party may terminate this Agreement immediately upon written notice where the other commits a breach incapable of remedy, or fails to remedy any other breach within 30 days of receipt of written notice thereof.

7.4 Either may terminate this Agreement immediately upon written notice where the other is dissolved or has a receiver, administrator, administrative receiver or other similar officer appointed over all or part of its assets or enters into an arrangement or assignment for the benefit of its creditors or is wound up (other than for the purposes of a bona fide amalgamation or reconstruction).

7.5 This Agreement shall lapse upon the expiry of the Maintenance Period.


8.  Miscellaneous

8.1 No Hiring. Neither party shall induce, solicit, hire or employ, either directly or indirectly, any employee of the other, or any of the other's subsidiary or affiliated companies for: (a) the Maintenance Period; or
    (b) a period of six (6) months after that employee's termination of employment, whichever period is the greater.

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8.2 Assignment.  This Agreement is personal to IISL.  IISL may not assign, part with or transfer this Agreement without the prior written consent of Seer OTHER THAN to an Affiliated IBM Company. Seer reserves the right to assign, transfer or sub-contract this Agreement to any third party.

8.3 Force Majeure. Neither party shall be liable for delay or failure to perform any of its obligations under this Agreement where such delay or failure results from any circumstances beyond its reasonable control.
    The party affected shall be excused performance of such obligation for as long as such circumstance prevails.

8.4 Amendment. This Agreement shall not be amended except by a subsequently dated written amendment signed by duly authorised representatives on behalf of each party.

8.5 Waiver. The failure of any party to enforce, at any time or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision and shall in no way affect that party's right later to enforce it.

8.6 Severability. If any provision of this Agreement is void or unenforceable at law, such provision shall be severed and the remainder of the Agreement shall continue in full force and effect.

8.7 Whole Agreement: This Agreement constitutes the entire understanding and agreement of the parties in relation to the subject matter hereof.

8.8 Notices. Any notice required to be given under this Agreement shall be given in writing and sent by overnight mail, return receipt requested to the relevant address given at the head of this Agreement.

    Notices to Seer should be addressed to the "General Counsel, Seer Technologies, Inc.".

    Notices to IISL should be addressed to _________________________________.

8.9 Clause Headings. Clause headings are included for information purposes only and do not form part of this Agreement.

8.10 Governing Law. This Agreement shall be governed by the laws of North Carolina, USA.

AGREED:

Signed by: __________________        Signed by: __________________
/s/ Steven Dmiszewicki               /s/ J. Dermody
For and on behalf of Seer            For and on behalf of IBM Ireland
Technologies, Inc.                   Information Services Limited


Name: Steven Dmiszewicki             Name: J. Dermody

Title:  President                    Title:  Solution Centre Manager

Date:  September 8, 1998             Date:  September 7, 1998

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                                   APPENDIX

                                RESPONSE TIMES

                                SERVICE LEVELS

IISL AND Seer shall, in the provision of the support and maintenance services described in Clauses 3.2 and 3.3 above, use all reasonable endeavours to meet the following response times:



                 Severity        Initial     Temporary       Final
                  Level         Response    Resolution    Resolution
                    1            1 hour       1 day           CSD
                    2            1 day        7 days          CSD
where:

"Severity Level 1     "means a critical condition affecting the Customer's
                      production environment with no acceptable workaround.
                      Requires constant dedicated Customer and IISL resources.

"Severity Level 2     "means a severe restriction, but not a complete obstacle,
                      to the Customer's ability to use the Software. No acceptable workaround. Seer may request Customer resources as necessary.

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